Exhibit 99.1

Media Contacts:     Jeffrey J. Leebaw        Marc Monseau
                         (732) 524-3350      (732) 524-1130
                         (732) 821-6007

Investor Contacts:

     Louise Mehrotra     Stan Panasewicz     Lesley Fishman
     (732) 524-6491        (732) 524-2524    (732) 524-3922


                    FOR IMMEDIATE RELEASE


Johnson & Johnson Completes Acquisition
of Conor Medsystems, Inc.


New Brunswick, N.J., February 1, 2007 - Johnson &

Johnson (NYSE: JNJ) today announced the closing of

its previously announced acquisition of Conor

Medsystems, Inc., a cardiovascular device company

with a unique controlled drug delivery technology.

     "The completion of the acquisition of Conor

Medsystems adds an important platform to our capacity

to address cardiovascular and vascular disease

globally," said Nicholas J. Valeriani, Worldwide

Chairman, Medical Devices and Diagnostics, Johnson &

Johnson.

     The Conor Medsystems CoStar* Stent provides for

drug elution from a cobalt chromium stent with a

fully bioabsorbable polymer, and employs a unique

site-specific drug delivery technology potentially

applicable with other therapeutic agents in the

treatment of other conditions.

     "We look forward to exploring the potential for

this novel reservoir technology in combination with

other pharmaceutical agents and delivery systems as

we seek new and better ways to address issues of

cardiovascular and vascular disease," Valeriani

concluded.

     Johnson & Johnson is the world's most

comprehensive and broadly based manufacturer of

health care products, as well as a provider of

related services, for the consumer, pharmaceutical,

and medical devices and diagnostics markets.  The

more than 200 Johnson & Johnson operating companies

employ approximately 122,000 men and women and sell

products throughout the world.

     *The CoStar(r) Stent is not available for sale in

the United States where it is an investigational

device limited by law to investigational use.

                       #   #   #

     (This press release contains "forward-looking statements" as defined in the Private Securities
Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company's Annual Report on Form
10-K for the fiscal year ended January 1, 2006.
Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov or on request from the Company. The Company does not undertake to update any forward-looking statements as a result of new information or future events or developments.)

                          ###